UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Landsea Homes Corporation

(Name of Registrant as Specified In Its Charter)

Mill Road Capital III, L.P.

Mill Road Capital III GP LLC

Mill Road Capital Management LLC

Thomas E. Lynch

Deven H. Petito

Donald J. Tringali

Eric Yanagi

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

On the date hereof, Mill Road Capital III, L.P., a Cayman Islands exempted limited partnership (the “Fund”), publicly disclosed the letter attached hereto as Exhibit 1 by filing it with the Securities and Exchange Commission (“SEC”) as an exhibit to Amendment No. 1 to the Schedule 13D filed by the Fund and others on the date hereof.

Important Information and Where To Find It

This communication is not a request for a proxy to vote on any matter. Any solicitation of a proxy to vote on any matter at a meeting of stockholders of Landsea Homes Corporation, a Delaware corporation (“Landsea”), by the Fund will be made through a definitive proxy statement. Promptly after the Fund files a definitive proxy statement with the SEC, the Fund intends to mail the definitive proxy statement and accompanying proxy card (or a notice of internet availability of proxy materials) to requisite stockholders. Stockholders of Landsea are urged to read the Fund’s proxy statement, including any amendments or supplements thereto, and the Fund’s other soliciting materials when they become available because they will contain important information. Stockholders may obtain, free of charge, copies of the proxy statement and other relevant documents when filed with the SEC at www.sec.gov.

Participants in the Solicitation

The Fund has given notice of its intent to nominate Thomas E. Lynch, Deven H. Petito and Donald J. Tringali (each, a “Nominee”) for election as directors of Landsea at the next annual meeting of stockholders of Landsea. Each Nominee may be deemed to have an interest in any solicitation of proxies by the Fund by virtue of his nomination.

The participants (the “Participants”) in any solicitation of proxies by the Fund may be deemed to be the Fund; Mill Road Capital III GP LLC, a Cayman Islands limited liability company (the “GP”); Mill Road Capital Management LLC, a Delaware limited liability company (“Mill Road Mgtco”); the Nominees; and Eric Yanagi. The Fund, the GP and Mr. Lynch may be deemed to have an interest in the Fund’s solicitation of proxies by virtue of their beneficial ownership of common stock, par value $0.0001 per share, of Landsea (the “Common Stock”). Stockholders can obtain information regarding the Participants and their direct and indirect interests, by security holdings or otherwise, in the solicitation from the Schedule 13D filed with the SEC by the Fund, the GP and Mr.  Lynch on December 26, 2024, as amended on the date hereof, including Items 5 and 6 thereto. As of the date hereof, none of Mill Road Mgtco and Messrs. Petito, Tringali and Yanagi beneficially owns any shares of Common Stock.

March 3rd, 2025

Bruce Frank

Chairman of the Board of Directors

Landsea Homes Corporation

1717 McKinney Avenue, Suite 1000

Dallas, TX 75202

Dear Mr. Frank,

As you know, Mill Road Capital III, L.P. (“Mill Road”) owns 6.5% of the outstanding shares of Landsea Homes Corporation (“Landsea” or the “Company”). Despite management’s best efforts, Landsea currently suffers from a severely depressed valuation of 0.48x tangible book value per share. This valuation level represents a significant 52-71% discount relative to publicly traded homebuilders as well as private market homebuilder transactions.

In our view, Landsea’s board of directors has a fiduciary obligation to compare the value-creation potential from management’s current standalone strategic plan to the near-term share price upside from a sale of the Company to one of the many potential well-capitalized buyers in the marketplace.

A sale transaction at a modest valuation of 1.0x Landsea’s current tangible book value per share would deliver a share price of approximately $14.00 per share, or a 108% premium to current value. Further upside may be achievable given that most public homebuilders currently trade at levels well above 1.0x tangible book value.

We further believe that there are no other viable paths for the Company to create meaningful shareholder value. Landsea lacks the cash to either

a)	Execute a meaningful share buyback or,

b)	Acquire adequate residential housing assets to achieve scale and materially improve return on equity for shareholders.

Moreover, Landsea’s highly leveraged balance sheet is likely to continue to depress the valuation multiple and burden the Company with unacceptable financial risk.

We therefore believe that it is critical for Landsea’s board to recognize this reality and act with urgency to unlock value for shareholders by exploring all available strategic alternatives.

To achieve this objective and ensure that shareholder interests are adequately represented on the Company’s board, Mill Road intends to nominate three directors for election at Landsea’s upcoming Annual Meeting. We believe it is very likely that fellow shareholders will elect our representatives to the board at the Annual Meeting, especially given the SEC rule that enables shareholders to vote for all duly nominated director candidates on one universal proxy card (including shareholders’ director candidates).

328 Pemberwick Road • Greenwich, CT 06831 • (203) 987-3500

While we are confident in our ability to achieve a successful proxy contest, it is our belief that the Company and its shareholders would be best served if Landsea’s board would simply invite Mill Road’s representatives to join the board of directors as soon as possible. This path would save management from the distraction and expense of a proxy contest and allow the team to focus all efforts on running the business.

Sincerely,

Mill Road Capital III, L.P.

328 Pemberwick Road • Greenwich, CT 06831 • (203) 987-3500